EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Nascent Biotech Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered (1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share (3)	457	(a)	20,000,000	$0.15	$3,000,000	0.0001476	$442.80
Equity	Common Stock, par value $0.001 per share (issuable upon exercise of Warrants as defined below)(4)	457	(g)	1,000,000	$0.05	$50,000	0.0001476	$7.38
Equity	Common Stock, par value $0.001 per share (issuable upon exercise of conversion of convertible debt as defined below)(5)	457	(a)	1,250,000	$0.10	$125,000	0.0001476	$18.45

Equity	Common Stock, par value $0.001 per share being registered that is outstanding as defined below (6)	457	(g)	10,000,000	$0.10	$1,000,000	0.0001476	$147.60

Total Offering Amounts				32,250,000		$4,175,000		$616.23
Total Fee Offsets						—		—
Net Fee Due						$4,175,000		$616.23

(1)

All shares registered pursuant to this Registration Statement are to be offered by the Selling Security Holders.  Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover an indeterminate number of additional shares of the Registrant’s common stock, $0.001 par value per share (the “Common Stock”), issued to present dilution from stock splits, stock dividends or similar events.

(2)

This estimate is made pursuant to Rule 457(c) of the Securities Act solely for purpose of calculating the registration fee. The price per share and aggregate offering price are based upon the highest conversion price for the Common Shares issuable upon conversion of the Registrant’s Convertible Debentures.

(3)	Represents shares of the Registrant’s Common Stock issuable upon issuance for the purchase of shares from the Company

(4)

Consists of 1,000,000 shares of the Registrant’s Common Stock issuable upon exercise of certain outstanding warrants (the “Warrants”) issued in connection with the Convertible Debentures purchased by the selling shareholders.

(5)

This estimate is made pursuant to Rule 457(c) of the Securities Act solely for purpose of calculating the registration fee. The price per share and aggregate offering price are based upon the highest conversion price for the Common Shares issuable upon conversion of the Registrant’s Convertible Debentures.

(6)	Consists of 10,000,000 shares of Registrant’s Common Stock issued to a Selling Security Holder in connection with a previously purchased shares